SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Definitive Proxy Statement

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Soliciting Material under Rule 14a-12

VIXEL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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11911 North Creek Parkway South

Bothell, WA 98011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 22, 2002

To the Stockholders of Vixel Corporation:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vixel Corporation, a Delaware corporation (the “Company”), will be held on Wednesday, May 22, 2002, at 9:00 a.m. local time at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington for the following purposes:

1.	To elect two directors to hold office until the 2005 Annual Meeting of Stockholders.

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 29, 2002.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on April 9, 2002, as the record date. Only stockholders of record at the close of business on that date may receive notice of and vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ KURTIS L. ADAMS
Kurtis L. Adams
Chief Financial Officer, Vice President of Finance,
Treasurer and Secretary

Bothell, Washington

April 18, 2002

      You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

VIXEL CORPORATION

11911 North Creek Parkway South
Bothell, WA 98011

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of Vixel Corporation, a Delaware corporation (“Vixel” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 22, 2002, at 9:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington. The Company intends to mail this proxy statement and accompanying proxy card on or about April 18, 2002, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

      Only holders of record of common stock at the close of business on April 9, 2002, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 9, 2002, the Company had outstanding and entitled to vote 23,983,663 shares of common stock. Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 11911 North Creek Parkway South, Bothell, WA 98011, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 Annual Meeting of stockholders pursuant to Rule 14a-8 of the

Securities and Exchange Commission is December 15, 2002. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on March 1, 2003. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Delivery of this proxy statement

      The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

      This year, a number of brokers with account holders who are Vixel stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Vixel Corporation, Attention: Investor Relations, 11911 North Creek Parkway South, Bothell, Washington 98011 or contact Investor Relations at (425) 806-5800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

      The Board of Directors is presently composed of five members. There are two directors in the class whose term expires in 2002 (“Class III”). Both nominees for election to Class III are currently directors of the Company who were previously elected by the stockholders. If elected at the Annual Meeting, each nominee would serve until the 2005 annual meeting and until his successor is elected and has qualified, or his earlier death, resignation or removal.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes will have no effect. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

      Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2005 Annual Meeting

      James M. McCluney (age 50) has served as the Company’s president, chief executive officer and as a director since April 1999 and the Chairman of the Board of Directors since January 2000. From October 1997 to January 1999, he served as president and chief executive officer of Crag Technologies, formerly Ridge Technologies, a storage system manufacturer. From October 1994 to September 1997, Mr. McCluney served in various positions at Apple Computer, including senior vice president of worldwide operations and vice president of European operations.

      Timothy M. Spicer (age 52) has served as a director since February 1998 and served as the Company’s interim chief executive officer from February 1999 to April 1999. He has been the managing partner of eCompanies Venture Group and a partner in Evercore Ventures, a Santa Monica, California-based venture fund, since September 1999. From 1993 to September 1999, Mr. Spicer served as the president and chief operating officer of San Francisco Sentry Investment Group, a registered investment advisor.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Director Continuing in Office Until the 2003 Annual Meeting

      Robert Q. Cordell II (age 57) has served as a director since December 2001. Mr. Cordell has over thirty years’ management and technical experience in various information technology industries, including senior executive positions with Hitachi Data Systems from 1995 to 1999, HAL Computer Systems from 1991 to 1995 and IBM Corporation from 1967 to 1991. Mr. Cordell currently serves as Chief Technology Officer at sanrise Inc., a global storage service provider.

Directors Continuing in Office Until the 2004 Annual Meeting

      Charles A. Haggerty (age 60) has served as a director since March 1996. In January 2000, he retired as president and chief executive officer of Western Digital Corporation, a publicly held maker of hard disk drives. Mr. Haggerty held these positions since July 1993. In June 2000, Mr. Haggerty retired as chairman of the board of directors of Western Digital. Mr. Haggerty is currently the chief executive officer of LeConte Associates, LLC, a consulting and investment firm.

      Werner F. Wolfen (age 71) has served as a director since March 1998. He has been president of Capri Investment Company, LLC, an asset management company, since January 1999. Mr. Wolfen is a senior partner emeritus of the law firm of Irell & Manella LLP where he was co-chairman of the firm’s executive committee from 1982 to 1992. Mr. Wolfen is a member of the board of directors of Broadcom Corporation, a publicly held networking company, and several other privately held companies.

Board Committees and Meetings

      During the fiscal year ended December 30, 2001, the Board of Directors held nine meetings and acted by unanimous written consent one time. The Board of Directors has an Audit Committee and a Compensation and Corporate Governance Committee.

      The Audit Committee meets with the Company’s independent auditors at least annually to discuss the results of the annual audit and review the financial statements; recommends to the Board of Directors the independent auditors to be retained; oversees the independence of the independent auditors; evaluates the independent auditors’ performance; and receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee met two times during fiscal 2001. The Audit Committee is composed of four non-employee directors, Messrs. Spicer (Chairman), Haggerty and Wolfen and, as of January 22, 2002, Mr. Cordell. All members of the Company’s Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards), except for Mr. Spicer. Mr. Spicer served as interim chief executive officer for the Company from February 1999 to April 1999. Taking into account the short duration of Mr. Spicer’s employment with the Company, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders for Mr. Spicer to serve on the Audit Committee because of his significant background and experience in finance and accounting. The Audit Committee has adopted a written Audit Committee Charter. The Audit Committee Charter was filed as Appendix A to the Company’s 2001 Proxy Statement.

      The Compensation and Corporate Governance Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans and performs other functions regarding compensation and corporate governance as delegated by the Board of Directors. The Compensation and Corporate Governance Committee is composed of three non-employee directors, Messrs. Haggerty (Chairman) and Wolfen and, as of January 22, 2002, Mr. Cordell. It met one time and acted by unanimous written consent three times during fiscal 2001.

      During the fiscal year ended December 30, 2001, each of Messrs. McCluney, Haggerty, Spicer and Wolfen attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served held during the period for which he was a director or committee member, respectively. Mr. Cordell became a director of the Company in December 2001, and no meetings were held in 2001 while he was a director.

Report of the Audit Committee of the Board of Directors1

Vixel Corporation Audit Committee Report

      The Audit Committee of the Vixel Board of Directors is composed of four directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Timothy M. Spicer (Chairman), Charles A. Haggerty, Werner F. Wolfen and, as of January 22, 2002, Robert Q. Cordell, II. The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent accountants.

      Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Company’s independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

1 This section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

      Based on the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 30, 2001 filed with the Securities and Exchange Commission.

      From the members of the Audit Committee of Vixel Corporation:

                Timothy M. Spicer (Chairman)

               Robert Q. Cordell II
               Charles A. Haggerty
               Werner F. Wolfen

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 29, 2002, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions and broker non-votes will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

      Audit Fees. During the fiscal year ended December 30, 2001, the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for such fiscal year and for the reviews of the Company’s interim financial statements were $106,866.

      Financial Information Systems Design and Implementation Fees. During the fiscal year ended December 30, 2001, PricewaterhouseCoopers LLP did not bill the Company for any information technology consulting fees.

      All Other Fees. During the fiscal year ended December 30, 2001, the aggregate fees billed by PricewaterhouseCoopers LLP for professional services other than audit and information technology consulting fees were $22,605. These fees primarily related to preparation and review of federal and state tax returns.

      The Audit Committee has determined the rendering of the non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of common stock as of March 1, 2002, by (1) each person (or group of affiliated persons) known by the Company to own beneficially more than five percent of the outstanding shares of the Company’s common stock; (2) each director; (3) each executive officer named in the Summary Compensation Table; and (4) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the address of each of the named individuals is c/o Vixel Corporation, 11911 North Creek Parkway South, Bothell, Washington 98011. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 1, 2002 are deemed outstanding for calculating the percentage of outstanding shares beneficially owned by the person or entity holding these options or warrants, but are not deemed outstanding for calculating the percentage ownership of any other person or entity. Percentage of shares beneficially owned is based on 23,983,663 shares of common stock outstanding as of March 1, 2002.

	Shares	Percentage
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned(1)	Owned

Herb Alpert(2)

360 N. LaCienega Boulevard Los Angeles, CA 90048-1925.	2,037,758	8.5%

James M. McCluney(3)	1,205,663	5.0%

Kurtis L. Adams(4)	225,964	1.0%

Stuart B. Berman(5)	582,332	2.4%

Thomas Hughes(6)	275,312	1.1%

Robert Q. Cordell, II(7)	25,000	*

Charles A. Haggerty(8)	108,333	*

Timothy M. Spicer(9)	198,450	*

Werner F. Wolfen(10)	171,757	*

All executive officers and directors as a group (8 persons)(11)	2,792,811	11.3%

*	Represents beneficial ownership of less than 1%.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Includes 100,000 shares held by the Werner Wolfen Grantor’s Retained Annuity Trust (GRAT), 10,000 shares held by the Max Balter GRAT and 20,000 shares held by the Richard Hall GRAT. Mr. Alpert disclaims beneficial ownership of the shares held in each GRAT, except to the extent of his pecuniary interest therein.

(3)	Includes 291,674 shares subject to repurchase rights held by the Company and 200,000 shares subject to options exercisable within 60 days of March 1, 2002. Also includes 50,000 shares held by the Willow Trust. The Trustee of the Willow Trust is Mr. McCluney’s spouse.

(4)	Includes 5,724 shares subject to repurchase rights held by the Company and 96,199 shares subject to options exercisable within 60 days of March 1, 2002.

(5)	Includes 25,000 shares held by the Toni A. Berman Income Trust, 25,000 shares held by the Berman Children’s Trust and 46,875 shares subject to options exercisable within 60 days of March 1, 2002.

(6)	Consists of 275,312 shares subject to options exercisable within 60 days of March 1, 2002.

(7)	Includes 20,000 shares subject to options exercisable within 60 days of March 1, 2002.

(8)	Includes 50,000 shares held by the Charles A. Haggerty & Carleen R. Haggerty Trust, and 41,667 shares subject to options exercisable within 60 days of March 1, 2002.

(9)	Includes 68,333 shares subject to options exercisable within 60 days of March 1, 2002.

(10)	Includes 100,000 shares held by a GRAT naming Mr. Wolfen as beneficiary, 8,333 shares held by the Mary G. Wolfen Annuity Trust 2001 V, 8,333 shares held by the Werner F. Wolfen Annuity Trust 2001 V and 41,667 shares subject to options exercisable within 60 days of March 1, 2002. Excludes shares held by Herb Alpert and Jerome Moss for which Mr. Wolfen has a general power of attorney. Mr. Wolfen disclaims beneficial ownership of the shares held by the trusts and the shares for which he has a general power of attorney except to the extent of his pecuniary interest therein.

(11)	Includes 790,053 shares subject to options exercisable within 60 days of March 1, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive Compensation

          Compensation of Directors

      Each non-employee director of the Company receives an annual retainer of $12,000 per annum for his service on the Board, payable immediately following the annual meeting of stockholders. In addition to the annual retainer, each non-employee director of the Company receives $500 for attendance by telephone and $1,000 for attendance in person at Board meetings. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. The members of the Audit Committee and Compensation and Corporation Governance Committee each receive $500 for attendance by telephone or in person at such committee meetings, provided that the committee meetings are not held in conjunction with Board of Director meetings. In the Company’s fiscal year ended December 30, 2001, the total compensation paid to non-employee directors was $61,500.

      Under the terms of the Company’s 1999 Equity Incentive Plan, as amended, each person who is elected or appointed for the first time to be a non-employee director will receive an initial option grant on the date of his or her election or appointment to the Board of Directors to purchase 60,000 shares of the Company’s common stock, 20,000 shares of which shall vest on the date of grant and 20,000 shares of which shall vest on each of the first and second anniversaries of the date of grant. In addition, beginning at the first annual meeting of stockholders following the third anniversary of each non-employee director’s election to the Board of Directors, each such director shall automatically, on the day after the Company’s annual meeting of stockholders, receive a fully vested option grant to purchase 20,000 shares of the Company’s common stock. Non-employee directors who serve less than a full year from their third anniversary to the next annual meeting of stockholders will be granted a pro rata portion of their option shares based on their length of service. All options granted to non-employee directors are for a term of ten years and are granted at the fair market value of the Company’s common stock on the date of grant.

      On January 23, 2001, each non-employee director received a grant of options to purchase 20,000 shares of common stock at an exercise price of $3.97 per share, the fair market value on the date of grant. The shares are fully vested and immediately exercisable and expire ten years from the date of grant. Pursuant to the

Company’s 1999 Plan, each of the non-employee directors received on May 23, 2001, a grant of options to purchase 20,000 shares of common stock at an exercise price of $3.65 per share, the fair market value on the date of grant. The shares are fully vested and immediately exercisable and expire ten years from the date of grant. Upon joining the Board of Directors in December 2001, Mr. Cordell received an initial option grant to purchase 60,000 shares of the Company’s common stock at an exercise price of $1.57 per share, the fair market value on the date of grant. The shares are one-third vested and immediately exercisable as of the date of grant with the remainder vesting one-third on each of the first and second anniversaries from the date of grant. The option expires ten years from the date of grant.

          Compensation of Executive Officers

      The following table shows for the three most recent fiscal years ending December 30, 2001, December 31, 2000 and January 2, 2000, compensation awarded or paid to, or earned by, the Company’s chief executive officer and its other three most highly compensated executive officers at December 30, 2001 (the “Named Executive Officers”):

Summary Compensation Table

					Long-Term
					Compensation
	Annual Compensation				Awards

				Other	Securities
				Annual	Underlying	All Other
Name and principal position	Year	Salary($)	Bonus($)	Compensation($)	Option(#)	Compensation($)

James M. McCluney	2001	300,000	179,325	—	200,000	—
Chairman, President and	2000	300,000	186,797	—	—	4,348	(1)
Chief Executive Officer	1999	207,692	62,308	—	1,000,000	209,412	(2)

Kurtis L. Adams	2001	185,000	43,485	—	150,000	—
Chief Financial Officer	2000	163,308	—	—	50,000	—
	1999	144,846	—	4,200 (3)	83,333	—

Stuart B. Berman	2001	160,000	10,000	—	250,000	—
Chief Technology Officer	2000	159,654	—	—	—	—
	1999	151,635	10,000	2,212 (3)	—	—

Thomas Hughes(5)	2001	200,000	45,000	—	525,000	17,136	(4)
Vice President, Product	2000	150,000	67,500	—	290,000	68,414	(4)
Development

(1)	Consists of relocation expense payments.
(2)	Includes relocation expense payments totaling $129,654 and a tax gross-up reimbursement of $79,758.
(3)	Consists of contributions made by the Company under its 401(k) plan.
(4)	Consists of relocation expense payments.
(5)	Mr. Hughes joined the Company on March 20, 2000.

Stock Option Grants And Exercises in Last Fiscal Year

      The following table shows certain information regarding stock options granted to the Company’s Named Executive Officers during fiscal 2001. No stock appreciation rights were granted in fiscal 2001. All options granted to these executive officers in the last fiscal year were granted under the Company’s 1999 Equity Incentive Plan. Each option has a ten-year term, subject to earlier termination if the optionee’s service with the Company terminates. Unless otherwise noted, options vest at the rate of 25% on the first anniversary of the date of grant and quarterly thereafter in twelve equal installments. The percentage of total options set forth below is based on options to purchase 2,710,800 shares of common stock granted during fiscal 2001. As of December 30, 2001, options to purchase 5,320,616 shares were outstanding under all of the Company’s equity incentive plans, and options to purchase 848,002 shares remained available for grant. All options are granted at the fair market value on the date of grant as determined by the Company’s Board of Directors. Potential realizable values are net of exercise price, but before associated taxes based on the terms of the option at the time of grant. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the SEC and do not represent the Company’s estimate or projection of the Company’s future common stock price. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Company’s Named Executive Officers.

						Potential Realizable
	Individual Grants					Value at Assumed
						Annual Rates of
			% of Total			Stock Price
	Shares		Options			Appreciation for
	Underlying		Granted to	Exercise		Option Term($)
	Options		Employees	Price Per	Expiration
Name	Granted(#)		in Fiscal 2001	Share($)	Date	5%	10%

James M. McCluney	200,000	(1)	7.38	3.97	01/23/11	499,191	1,256,049

Kurtis L. Adams	50,000	(2)	1.84	3.97	01/23/11	124,797	316,262
	50,000	(2)	1.84	3.29	05/15/11	103,453	262,170
	50,000	(2)	1.84	1.50	12/18/11	47,167	119,530

Stuart B. Berman	150,000		5.53	3.97	01/23/11	374,393	948,786
	100,000		3.69	1.50	12/18/11	94,334	239,061

Thomas Hughes	150,000		5.53	3.97	01/23/11	374,393	948,786
	125,000		4.61	3.29	05/15/11	258,633	655,427
	250,000	(3)	9.22	1.50	12/18/11	235,835	597,653

(1)	These shares are exercisable pursuant to an early exercise provision in Mr. McCluney’s stock option letter agreement. As of December 30, 2001, none of the shares were vested.

(2)	These shares are immediately exercisable, with the prior approval by the Board of Directors, pursuant to an early exercise provision in Mr. Adams’ stock option letter agreements.

(3)	These shares vest over two years from the date of grant, with 25% of the shares vesting on the date of grant and the remainder vesting in 8 equal quarterly installments thereafter.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Values

      The following table sets forth the number of shares of common stock acquired upon exercise of stock options by the Named Executive Officers during fiscal 2001, and the number and value of the shares of common stock underlying unexercised options held by Named Executive Officers as of December 30, 2001. The value realized is based on the fair market value of the underlying securities as of the date of exercise, less the per share exercise price, multiplied by the number of shares underlying the option. The value of unexercised in-the-money options is based on $2.375, the closing price of our common stock on December 28, 2001, the last trading day of our fiscal year 2001, less the exercise price, multiplied by the number of shares underlying the option.

			Shares Underlying			Value of the Unexercised
	Shares		Unexercised Options at			In-the-Money Options at
	Acquired		December 30, 2001(#)			December 30, 2001($)
	on	Value
Name	Exercise(#)	Realized($)	Exercisable		Unexercisable	Exercisable	Unexercisable

James M. McCluney	—	—	200,000	(1)	—	—	—

Kurtis L. Adams	—	—	53,585		242,014	—	43,750

Stuart B. Berman	60,534	76,702	—		250,000	—	87,500

Thomas Hughes	—	—	184,375		630,625	54,687	164,062

(1)	These shares are exercisable pursuant to an early exercise provision in Mr. McCluney’s stock option letter agreement. As of December 30, 2001, none of the shares were vested.

Employment Severance and Change of Control Agreements

      In April 1999, the Company entered into an employment agreement with James M. McCluney, the Company’s president and chief executive officer. The agreement requires the Company to pay Mr. McCluney an annual incentive bonus of up to 100% of his base salary rate then in effect, with a target payout of 50% of his base salary, based upon performance criteria to be determined by the Compensation and Corporate Governance Committee. The annual incentive bonus is earned and vested if (a) the performance objectives established by the Compensation and Corporate Governance Committee have been satisfied during that year and (b) Mr. McCluney serves as the Company’s president and chief executive officer for the year and during the first quarter of the following calendar year. Mr. McCluney may defer all or any portion of his annual incentive bonus. In the event that Mr. McCluney is terminated without cause, he will be entitled to severance in the amount of one year’s base salary at the rate then in effect, any deferred incentive bonuses and continued vesting of his stock options for one year.

      Under the terms of Mr. McCluney’s option agreements, he may exercise all or any portion of the unvested options; however, Vixel has a right to repurchase any of his unvested shares. In April 1999, Mr. McCluney exercised an unvested option for 1,000,000 shares. As of March 1, 2002, the Company has the right to repurchase up to 291,674 of such shares. If there is a change in control of Vixel and Mr. McCluney’s options are not assumed or replaced with a substantially equivalent option, or if Mr. McCluney’s employment is terminated either (i) involuntarily by a successor company other than for cause or (ii) by Mr. McCluney for good reason, then all of the option shares will accelerate and vest immediately as follows: the number of shares for which the option is exercisable as of the date of consummation of the change in control (less the number of shares as to which the option has been previously exercised), plus the greater of (1) one-half of the number of unvested shares subject to the option as of the consummation of the change in control or (2) one year’s vesting of the option.

      In September 1998, the Company entered into an employment agreement with Kurtis L. Adams, its chief financial officer and vice president of finance. Under the employment agreement, if there is a change in control and Mr. Adams is terminated without cause or if there is a significant change in his responsibilities, then the greater of one-half of his unvested option shares or one year’s worth of vesting of the unvested option shares will immediately vest and become exercisable. Under the terms of Mr. Adams’ option grants, he may exercise all or any portion of his unvested shares with the prior approval of the Board of Directors, subject to a right by the Company to repurchase any of the unvested shares upon termination of employment. In May 1999, Mr. Adams exercised unvested options for an aggregate of 121,068 shares. As of March 1, 2002, the Company has the right to repurchase up to 5,724 shares. In May 2001, the Board approved severance benefits for Mr. Adams. Upon a change in control, if Mr. Adams is terminated without cause, or if there is a significant change in his responsibilities, benefits or working location and he resigns as a result of such significant changes, he will be entitled to severance in the amount of nine months base salary at the rate then in effect, plus payment for all COBRA medical/ dental coverage for the severance period.

      In March 2000, the Company entered into an employment letter agreement with Thomas Hughes, its vice president, product development. In the event that Mr. Hughes is terminated without cause, or if there is a significant change in his responsibilities, benefits or working location and he resigns as a result of such significant changes, he will be entitled to severance in the amount of six months base salary at the rate then in effect, plus payment for all COBRA medical/ dental coverage for the severance period. Under the agreement, upon a change in control, if Mr. Hughes is terminated without cause, or if there is a significant change in his responsibilities and he resigns as a result of such significant change, the greater of one-half of his unvested options or one year’s worth of vesting of the unvested options will immediately vest and become exercisable.

      The Board of Directors has approved change in control provisions for stock options granted to Stuart B. Berman since March 2000. Mr. Berman’s stock option agreements provide that if there is a change in control of Vixel and, within twelve months after the effective date of such change in control, his employment is terminated either (i) involuntarily by a successor company other than for cause or (ii) by the option holder for good reason, then the greater of one-half of the unvested options or one year’s worth of vesting of the unvested options will immediately vest and become exercisable. In May 2001, the Board approved severance benefits for Mr. Berman. Upon a change in control, if Mr. Berman is terminated without cause, or if there is a significant change in his responsibilities, benefits or working location and he resigns as a result of such significant changes, he will be entitled to severance in the amount of six months base salary at the rate then in effect, plus payment for all COBRA medical/dental coverage for the severance period.

Compensation and Corporate Governance Committee Interlocks and Insider Participation

      None of the members of the Compensation and Corporate Governance Committee is or has been, at any time since formation, an officer or employee of the Company. No member of the Compensation and Corporate Governance Committee and none of the executive officers serves as a member of the board of directors or compensation committee or other committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation and Corporate Governance Committee.

Report of the Compensation and Corporate Governance Committee of the Board of Directors on Executive Compensation(1)

      On January 22, 2002, the Board of Directors changed the name of the Compensation Committee to the Compensation and Corporate Governance Committee and expanded the duties of the Compensation and Corporate Governance Committee to include, without limitation, corporate governance matters such as disclosure policies, conflicts of interests and related party transactions. The Company’s executive compensation policies and practices are approved by the Compensation and Corporate Governance Committee of the Board of Directors. The Compensation and Corporate Governance Committee of the Board of Directors consists of Messrs. Haggerty (Chairman) and Wolfen, and as of January 22, 2002, Mr. Cordell, none of whom is currently an officer or employee of the Company. The Compensation and Corporate Governance Committee is responsible for establishing the Company’s compensation programs for all employees, including executives. The Compensation and Corporate Governance Committee’s determinations on compensation of the chief executive officer and other executive officers are reviewed with all of the non-employee directors. For

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

executive officers, the Compensation and Corporate Governance Committee evaluates performance and determines compensation policies and levels. The Compensation and Corporate Governance Committee also reviews and considers various corporate governance matters as directed by the Board.

     Philosophy

      The goal of the compensation program is to enhance stockholder value by aligning the financial interests of the executive officers with the business objectives and performance goals of the Company. The Compensation and Corporate Governance Committee has implemented compensation policies, plans and programs that enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value.

      The Company pays competitively compared to technology companies with which the Company competes for talent. The Company provides annual incentive compensation opportunities for selected executive officers. The Company also grants stock options to attract, retain, motivate and reward executive officers and other key employees. The plans are designed to provide an incentive to management to grow revenue, enhance stockholder value and contribute to the long-term growth of the Company. Incentive compensation is reviewed at least annually to assure it meets the current strategies and needs of the business.

      The Company’s executive compensation is based on two components, each of which is intended to support the overall compensation philosophy.

      Base Salary and Bonuses. The Compensation and Corporate Governance Committee annually reviews each executive officer’s base salary. Base salary is targeted to compete with other technology companies. When reviewing base salaries, the Compensation and Corporate Governance Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and changes in competitive pay levels in the marketplace.

      The Compensation and Corporate Governance Committee reviews with the chief executive officer an annual salary plan for the Company’s executive officers (other than the chief executive officer). The salary plan is modified as deemed appropriate and approved by the Compensation and Corporate Governance Committee. The annual salary plan is developed by the Company’s chief executive officer based on publicly available information on organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. The Compensation and Corporate Governance Committee reviews and establishes the base salary of the chief executive officer based on similar competitive compensation data and the Compensation and Corporate Governance Committee’s assessment of his past performance and its expectation as to his future contributions in directing the long-term success of the Company.

      The Compensation and Corporate Governance Committee believes that the annual bonus of executive officers should be based on optimization of revenue and margins, prudent management of the expenses of the business, and meeting certain business and product development goals.

      Long-Term Incentives. The Company’s long-term incentive program consists of the 1995 Stock Option Plan (“Stock Plan”), the 1999 Equity Incentive Plan (“Equity Plan”), the 1999 Employee Stock Purchase Plan (“ESPP”) and the 2000 Non-Officer Equity Incentive Plan (“Non-Officer Plan”). The Compensation and Corporate Governance Committee believes these elements of the total compensation program directly link the participant’s interests with those of the stockholders and the long-term performance of the Company. Through stock option grants and discount stock purchases, executives and employees receive equity incentives to build long-term stockholder value.

      Stock options are granted at 100% of fair market value on the date of grant and have value only if the Company’s stock price appreciates over the long-term. The option program utilizes vesting periods, generally of four years, to encourage key employees to continue in the employ of the Company. Generally, 25% of the stock options granted to each employee vest and become exercisable on the first anniversary of the date of grant, and the remaining stock options vest quarterly thereafter in 12 equal installments.

      The Compensation and Corporate Governance Committee establishes the number and terms of options granted under the Stock Plan, Equity Plan and the Non-Officer Plan. These grants are intended to provide incentive to maximize stockholder value over the next several years. The Compensation and Corporate Governance Committee believes this approach creates an appropriate focus on longer-term objectives and promotes executive and employee retention. The size of option grants is determined based on practices at competitive companies in the technology industry and the Company’s philosophy of significantly linking executive compensation with stockholder interests.

      Out of a total of 2,710,800 options granted in 2001, executive officers of the Company received grants for 1,125,000 shares, or approximately 41.5% of the total options granted in 2001.

      The Compensation and Corporate Governance Committee believes that the programs described above provide compensation that is competitive with comparable technology companies, links executive and stockholder interests and provides the basis for the Company to attract and retain qualified executives. The Compensation and Corporate Governance Committee will continue to monitor the relationship among executive compensation, the Company’s performance and stockholder value.

     Chief Executive Officer Compensation

      Following the Compensation and Corporate Governance Committee’s review of compensation paid by like technology companies, the Compensation and Corporate Governance Committee set James M. McCluney’s base salary for 2001 as President and Chief Executive Officer at $300,000, the same base salary as for 2000. In setting this amount, the Compensation and Corporate Governance Committee took into account (i) its belief that Mr. McCluney has significant and broad-based experience in the technology industry that qualify him to act as the chief executive officer of a company in the storage industry, (ii) the scope of Mr. McCluney’s responsibilities, and (iii) the confidence of the Board of Directors in Mr. McCluney’s ability to lead the Company’s continued development.

     Other Executive Officers’ Compensation

      The Compensation and Corporate Governance Committee, based on a recommendation by Mr. McCluney, agreed to set the fiscal 2001 base salaries for the other executive officers to be equal to their base salaries for fiscal 2000. This was based on data regarding executive compensation of similar technology companies, including published survey information, each executive officer’s base salary for prior years, past performance, the scope of such officer’s responsibility and other information available to the Compensation and Corporate Governance Committee.

      Compensation payments in excess of $1 million to the chief executive officer or the other four most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Compensation and Corporate Governance Committee does not expect cash compensation in 2002 to its chief executive officer or any other executive officer to be in excess of $1 million. The Company intends to maintain qualification of its 1999 Equity Incentive Plan for the performance-based exception to the $1 million limitation on deductibility of compensation payments pursuant to Section 162(m) of the Internal Revenue Code.

      The Compensation and Corporate Governance Committee believes its executive compensation philosophy serves the interests of the Company and its stockholders.

      From the members of the Compensation and Corporate Governance Committee of Vixel Corporation:

               Charles A. Haggerty (Chairman)
               Robert Q. Cordell, II
               Werner F. Wolfen

Performance Measurement Comparison1

      The SEC requires a comparison on an indexed basis of cumulative total stockholder return for the Company, a relevant broad equity market index and a published industry line-of-business index. The following graph shows a comparison of cumulative stockholder return of an investment of $100 in cash on October 1, 1999 (the date the Company’s common stock began trading on the Nasdaq National Market), January 2, 2000, December 31, 2000, and December 30, 2001, in (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the “Nasdaq Stock Market (U.S.) Index”), (ii) the Nasdaq Computer Manufacturers Index, and (iii) the Company’s common stock. All values assume reinvestment of the full amount of all dividends and are calculated as of the last business day of each fiscal year end:

Comparison of Cumulative Total Return Among

Vixel Corporation, Nasdaq Stock Market (U.S.) Index and Nasdaq Computer Manufacturers Index

[PERFORMANCE GRAPH]

		Nasdaq Stock Market	Nasdaq Computer
	Vixel Corporation	(U.S.) Index	Manufacturers Index

10/01/99	100.00	100.00	100.00
01/02/00	94.79	148.28	148.69
12/31/00	10.42	89.10	83.75
12/30/01	9.72	72.15	58.85

Certain Transactions

      In April and May of 1999, the Company made loans to certain of its directors and officers in connection with the exercise of stock options. All of the notes evidencing the loans are full-recourse, secured by the shares purchased, bear interest at a rate of 5.75% per year and are due and payable upon the earlier of four years from issuance or six months after the termination of an officer’s employment or a director’s term of service. The

[1]	This section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

principle amount of the loans and the outstanding balances (excluding accrued interest) as of December 30, 2001 are as follows:

	Original	Balance
	Loan Amount	as of 12/30/01

James M. McCluney	$3,073,500	$3,073,500

Charles A. Haggerty	99,975	99,975

Timothy M. Spicer	99,975	99,975

Werner F. Wolfen	99,975	99,975

Kurtis L. Adams	372,103	372,103

Total:	$3,745,528	$3,745,528

      Certain stock option grants to our directors and executive officers and employment arrangements are described in this Proxy under the caption “Executive Compensation.”

      The Company has entered into separate indemnification agreements with its executive officers and directors. These agreements require the Company to, among other things, indemnify the officer or director against liabilities that may arise by reason of their status or service as an officer or director, other than liabilities arising from willful misconduct of a culpable nature, and to advance his or her expenses incurred as a result of any proceeding against them as to which they could be indemnified.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ KURTIS L. ADAMS

Kurtis L. Adams
Chief Financial Officer, Vice President of Finance, Treasurer and Secretary

April 18, 2002

Mark this box with an X if you have made changes to your name or address details below.

Use a black pen. Print in CAPITAL letters inside the grey areas as shown in this example

Annual Meeting Proxy Card

A	Election of Directors	MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW

PROPOSAL 1: To elect two directors to hold office until the 2005 Annual Meeting of Stockholders.

	For	Withhold		For	Withhold

James M. McCluney			Timothy M. Spicer

B	Issues	MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

	For	Against	Abstain

PROPOSAL 2: To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 29, 2002.

C     Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Signature 1	Signature 2	Date (dd/mm/yyyy)

//

Proxy — Vixel Corporation

Meeting Details
Wyndham Garden Hotel
19333 North Creek Parkway
Bothell, Washington
Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders to be held on May 22, 2002

The undersigned hereby appoints James M. McCluney and Kurtis L. Adams, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Vixel Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Vixel Corporation to be held at the Wyndham Garden Hotel, 19333 North Creek Parkway, Bothell, Washington on Wednesday, May 22, 2002 at 9:00 A.M. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.